Exhibit 24.1

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Galen H. Fischer, has authorized and designated Roger Williams and Don Gottschalk to execute and file on the undersigned’s behalf a Form ID and all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Valence Technology, Inc.  The authority of Roger Williams and Don Gottschalk under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned’s ownership of or transactions in securities of Valence Technology, Inc., unless earlier revoked in writing.  The undersigned acknowledges that neither Roger Williams nor Don Gottschalk are assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: March 18, 2008	/s/ Galen H. Fischer
Galen H. Fischer